Exhibit 99.3

The Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Financial Statements

As of June 30, 2023 and December 31, 2022, and for the six month periods ended June 30, 2023 and June 30, 2022

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Contents

Combined Statements of Income	3
Combined Statements of Comprehensive Operations	4
Combined Balance Sheets	5
Combined Statements of Cash Flows	6
Combined Statements of Changes in Parent Company Net Investment	7
Notes to the Combined Financial Statements	8
Note 1 – Description of the Business and Basis of Presentation	8
Note 2 – Summary of Significant Accounting Policies	9
Note 3 – Revenue from Contracts with Customers	10
Note 4 – Inventories	10
Note 5 – Intangible Assets	11
Note 7 – Leases	12
Note 8 – Income taxes	13
Note 9 – Management of Financial Risks	13
Note 10 – Retirement Benefits	14
Note 11 – Commitments and Contingencies	14
Note 12 – Subsequent Events	14

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statements of Income

(Dollars in thousands)

	Six Months Ended
	June 30, 2023	June 30, 2022
Revenue	$262,058	$237,112
Cost of goods sold	183,156	169,573
Gross Profit	78,903	67,539
Marketing and selling expenses	36,282	33,407
Research and development costs	5,502	5,633
General and administrative expenses	23,925	16,140
Operating income	13,195	12,358
Foreign currency gain (loss), net	(5)	415
Interest expense	(839)	(461)
Income before income taxes	12,350	12,313
Income taxes	(2,422)	(3,148)
Net income	$9,928	$9,165

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statements of Comprehensive Operations

(Dollars in thousands)

	Six Months Ended
	June 30, 2023	June 30, 2022
Net income	$9,928	$9,165
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	816	(1,849)
Total other comprehensive income (loss), net of tax	816	(1,849)
Comprehensive income	$10,744	$7,316

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Balance Sheets

(Dollars in thousands)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash	$12,923	$14,837
Restricted cash	1,588	999
Trade receivables less allowance for credit loss	66,485	85,378
Inventories	67,896	61,417
Income tax receivables	8,523	4,056
Contract assets	23,799	14,303
Prepaid and other current assets	25,004	19,510
Total current assets	206,218	200,500
Goodwill	175,130	174,657
Intangible assets, net	148,513	155,697
Fixed assets, net	37,781	34,426
Other non-current assets	1,253	773
Total Assets	$568,895	$566,053
Liabilities and Parent Company Net Investment
Current liabilities:
Trade payables	$62,137	$63,048
Contract liabilities	84,974	69,871
Financial liabilities – current	25,008	25,233
Payments received on account of orders	26,096	45,702
Other Provisions	13,426	17,610
Other current liabilities	31,645	23,415
Total current liabilities	243,284	244,880
Deferred tax liabilities	4,174	4,174
Income tax liabilities – non-current	1,797	1,210
Financial liabilities - non-current	10,154	10,105
Other provisions - non-current	1,911	1,952
Total Liabilities	261,320	262,322
Net parent investment	305,988	302,690
Accumulated other comprehensive income	1,587	771
Total Parent Company Net Investment	307,575	303,731
Total Liabilities and Parent Company Net Investment	$568,895	$566,053

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statements of Cash Flows

(Dollars in thousands)

	Six Months Ended
	June 30, 2023	June 30, 2022
Cash Flows from Operating Activities:
Net income	$9,928	$9,165
Adjustments to reconcile net income to net cash provided by operating activities:
Interest expense from lease liabilities	96	120
Other interest and financing expenses	923	589
Depreciation and amortization	10,440	10,301
Deferred taxes	(80)	470
(Gains)/losses on the disposal of non-current assets	(16)	(57)
Changes in assets and liabilities:
Change in inventories	(6,052)	(4,642)
Change in receivables	19,048	2,181
Change in contract assets	(9,464)	(8,621)
Change in other assets	(5,316)	(7,981)
Change in trade payables, contract liabilities and advance payments received	(5,937)	9,690
Change in provisions	(4,438)	(7,150)
Cash inflows/(outflows) from payments in connection with lease agreements	(872)	(653)
Change in other liabilities	7,113	1,007
Changes in other operating assets and liabilities:
Change in income taxes receivable and payable	(2,913)	(1,288)
Change in other operating assets and liabilities	(1,736)	2,426
Net cash provided by operating activities	10,725	5,601
Proceeds from the disposal of fixed assets	107	88
Cash outflows from expenditures on fixed assets	(4,592)	(3,468)
Net cash used in investing activities	(4,485)	(3,381)
Cash inflows/(outflows) from payments in connection with finance lease agreements	(290)	(218)
Cash inflows/(outflows) from factored receivables	(604)	14,758
Net transfers (to) from Parent	(6,900)	(11,907)
Net cash provided by (used in) financing activities:	(7,794)	2,633
Exchange-rate related change in cash	230	(787)
Net change in cash	(1,324)	4,067
Cash and restricted cash at beginning of year	15,836	12,110
Cash and restricted cash at end of year	$14,510	$16,178
Cash paid for income taxes	5,497	4,075

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Combined Statements of Changes in Parent Company Net Investment

(Dollars in thousands)

	Six Months Ended June 30, 2023
	Parent Company Net	Accumulated Other	Total Parent Company
	Investment	Comprehensive Income	Net Investment
Balance as of December 31, 2022	$302,960	$771	$303,731
Net income	9,928	-	9,928
Other comprehensive loss	-	816	816
Net transfers to Parent	(6,900)	-	(6,900)
Balance as of June 30, 2023	$305,988	$1,587	$307,575

	Six Months Ended June 30, 2022
	Parent Company Net	Accumulated Other	Total Parent Company
	Investment	Comprehensive Income	Net Investment
Balance as of December 31, 2021	$302,051	$2,433	$304,484
Net income	9,165	-	9,165
Other comprehensive loss	-	(1,849)	(1,849)
Net transfers to Parent	(11,907)	-	(11,907)
Balance as of June 30, 2022	$299,309	$584	$299,893

The accompanying notes are an integral part of these combined financial statements

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Notes to the Combined Financial Statements

(in thousands, unless otherwise stated)

Note 1 – Description of the Business and Basis of Presentation

Description of the Business

Schenck Food and Performance Materials Business (“FPM,” “the Company,” “our,” or “we”), component of Schenck Process Group (“Schenck”, “Group”, or “the Parent”), is headquartered in Kansas City, Missouri, with operations primarily in the United States, the United Kingdom, Thailand, and Brazil, with approximately 85% of revenues generated in North America. FPM specializes in the design, manufacturing, and service of, among other technologies, feeding, filtration, baking, depositing, milling, and material handling equipment, and systems for the food, plastics, chemicals, and construction material industries.

Basis of Presentation

The accompanying Combined Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and present the results of operations, comprehensive income, and cash flows in U.S. dollars for the six months ended June 30, 2023 and 2022 and the financial position as of June 30, 2023 and December 31, 2022.

The Company historically operated as consolidated businesses of Schenck. As such, separate financial statements have not historically been prepared for the Company. The combined financial statements have been derived from the consolidated financial statements and accounting records of Schenck and include Schenck Process Holding North America Inc. and subsidiaries and Baker Perkins Holdings Limited and subsidiaries. The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the results of operations, financial position and cash flows would have been had it operated as a separate, stand-alone business during the periods presented. Our Combined Statement of Income includes all revenues and costs directly attributable and allocated to the Company, including costs for facilities, functions and services used by the Company. The Company relied on Schenck’s corporate, shared services, and supply chain functions for its business. Therefore, certain corporate and shared costs have been allocated to the Company including: (i) certain costs related to support functions that are provided on a centralized basis within Schenck, including expenses for executive oversight, treasury, tax, finance, legal, human resources, compliance, information technology, selling, research and development and other corporate functions and (ii) certain supply chain costs incurred by Schenck, including quality, product sourcing, engineering, technical services and other supply chain support functions. These expenses have been allocated to the Company based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method primarily based on revenue, headcount, or other allocation methods depending on the nature of the services.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Company during the periods presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Company operated as a standalone company. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Company’s employees, and other strategic decisions. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Schenck utilizes a centralized approach to treasury, cash management and financing its operations. The cash and cash equivalents held by Schenck at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s Combined Balance Sheets. Cash in the Combined Balance Sheets represent cash held by legal entities of the Company that are specifically attributable to the Company. Schenck’s external debt and related expense have not been attributed to the Company for the periods presented because Schenck’s borrowings are neither directly attributable to the Company nor is the Company the legal obligor of such borrowings.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

All intercompany transactions and balances within the Company have been eliminated. Transactions between the Company and Schenck have been included in the combined financial statements and are deemed to have been effectively settled for cash at the time the transaction is recorded, unless otherwise noted. See note 13 – Related party receivables from affiliated entities for additional information on transactions between the Company and Schenck.

A net parent investment is shown in lieu of common stock and retained earnings accounts in the combined financial statements. The total net effect of the settlement of the transactions between the Company and Parent, exclusive of those historically settled in cash, is reflected in the combined statements of cash flows in cash flows from financing activities as net transfers (to) from parent and in the combined balance sheets as Net Parent Investment.

The Group consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”) and the reporting currency is Euro (“EUR”). Hence appropriate GAAP conversion adjustments were made to prepare the combined financial statements of the Company in accordance with US GAAP and presented in US dollars.

Note 2 – Summary of Significant Accounting Policies

Estimates and Assumptions

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates based on assumptions about current, and for some estimates, future, economic, and market conditions, which affect the reported amounts and related disclosures in the combined financial statements. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Although our estimates contemplate current and expected future conditions, as applicable, it is reasonably possible that actual conditions could differ from our expectations, which could materially affect our results of operations, financial position, and cash flows.

Significant items subject to such estimates and assumptions include the useful life of fixed assets, the recognition and measurement of provisions, the measurement of intangible assets and realization of receivables through the recognition of valuation allowances and income tax uncertainties.

Significant Accounting Policies

The significant accounting policies in preparing the Combined Financial Statements are consistent with the accounting policies described in the Company’s most recent annual financial statements prepared for the year ended December 31, 2022

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Measurement of Credit Losses on Financial Statements (“ASU 2016-13”). ASU 2016-13 changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income, including trade receivables, based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 became effective for the Company’s fiscal year beginning on January 1, 2023. As a result of the Company’s assessment on its trade receivables, ASU 2016-13 did not have a material impact on the Combined Financial Statements.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Note 3 – Revenue from Contracts with Customers

(i)            Disaggregation of Revenue

The Company disaggregates its revenue from contracts with customers by geography and timing (at a point in time or over time), as it believes it best depicts how the nature, amount, timing and uncertainty of its revenue and cash flows are affected by economic factors.

	Six Months Ended
	June 30, 2023	June 30, 2022
Timing of revenue recognition
At a point in time	$125,305	$111,566
Over time	136,754	125,546
Total Revenue from contracts with customers	$262,058	$237,112

	Six Months Ended
	June 30, 2023	June 30, 2022
Revenue from
United States	$216,488	$195,740
Other Americas	16,807	16,257
Asia and Oceania	14,751	13,001
Europe and Africa	14,012	12,114
Total Revenue	$262,058	$237,112

(ii)            Receivables and assets and liabilities from contracts with customers

The balance in contract assets from project-based contracts at June 30, 2023 and December 31, 2022 was $23.8 million and $14.3 million, respectively. The change was driven by the impact of revenue recognized prior to billings. The balance in the contract liabilities at June 30, 2023 and December 31, 2022 was $84.9 million and $69.9 million, respectively, and consists primarily of cash payments received or due in advance of satisfying performance obligations. Revenue recognized for the six months ended June 30, 2023 and 2022, related to the contract liabilities balance at the beginning of the years, were approximately $45.5 million and $43.8 million, respectively.

Note 4 – Inventories

Inventories were comprised of the following at the end of each period:

	As of June 30, 2023	As of December 31, 2022
Raw materials and supplies	$39,276	$38,625
Work in progress	25,659	19,697
Finished goods and merchandise	2,961	3,094
Inventories	$67,896	$61,416

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Note 5 – Intangible Assets

The gross carrying amounts of the indefinite-lived intangible assets were comprised of the following at the end of each period:

	As of June 30, 2023	As of December 31, 2022
Goodwill	$175,130	$174,657
Trademarks rights	37,642	37,642
Total	$212,772	$212,299

The carrying amounts and accumulated amortization of the finite intangible assets were comprised of the following at the end of each period:

	As of June 30, 2023
	Gross carrying amount	Accumulated amortization	Net carrying amount
Trademarks rights	$6,453	$(2,776)	$3,678
Customer relationships	131,058	(49,166)	81,892
Technologies	45,458	(21,218)	24,240
Other intangible assets	1,550	(490)	1,060
Total	$184,520	$(73,650)	$110,870

	As of December 31, 2022
	Gross carrying amount	Accumulated amortization	Net carrying amount
Trademarks rights	$6,275	$(2,364)	$3,912
Customer relationships	130,794	(44,085)	86,709
Technologies	45,116	(18,847)	26,269
Other intangible assets	1,528	(363)	1,165
Total	$183,713	$(65,658)	$118,055

Amortization expense was approximately $8 million and $7 million for the six months ended June 30, 2023 and 2022, respectively, which was included in cost of revenue, research and development, and administrative expenses in the Combined Statements of Operations. Estimated annual amortization of intangible assets for the remainder of fiscal 2023 through 2027 is as follows: $ 7.5 million, $15 million, $14.8 million, $14.6 million and $14.3 million.

During the six months ended June 30, 2023 and 2022, the Company did not observe any indications of impairment requiring the need for an interim impairment assessment.

Note 6 – Allowance for Credit Losses

We maintain an allowance for credit losses for the current expected credit losses when we record trade receivables and contract assets. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment. Financial assets for which there is objective evidence of an impairment are credit-impaired and are subject to specific valuation allowance. Trade receivables and contract assets are presented net of an allowance for credit losses and impairment losses, if any.

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

The following table displays roll forward of the allowance for credit losses:

	Contract Assets	Trade Receivables	Total
Balance as of December 31, 2022	$5	$470	$475
Current period provision for expected credit losses	4	322	326
Write-offs and recoveries charged against the allowance	-	(62)	(62)
Balance as of June 30, 2023	$9	$730	$739

Note 7 – Leases

Lease assets and liabilities related to the Company's operating leases and finance leases are reported in the following Combined Balance Sheets captions:

Assets	Balance Sheets Captions	As of June 30, 2023
Operating lease right of use assets	Property, plant and equipment	$9,751
Finance lease right of use assets	Property, plant and equipment	934
Total lease assets		$10,685

Current:
Operating lease liabilities	Financial liabilities – current	$1,088
Finance lease liabilities	Financial liabilities – current	568
Long term:
Operating lease liabilities	Financial liabilities - non-current	9,736
Finance lease liabilities	Financial liabilities - non-current	293
Total lease liabilities		$11,685

Dependent on the nature of the leased asset, lease expense is included within cost of sales or SG&A. The primary components of lease expense were as follows:

For the six months ended
June 30, 2023
Operating Lease cost:
Lease cost	$968
Total operating lease cost	968

Finance lease cost:
Amortization of right of use lease assets	389
Interest on lease liabilities	97
Total finance lease cost	486

Total lease cost	$1,454

Lease terms and discount rates were as follows:

As of June 30, 2023
Weighted-average remaining lease term (in years) - operating leases	7.5
Weighted-average remaining lease term (in years) - finance leases	1.8
Weighted-average discount rate - operating leases	2.58%
Weighted-average discount rate - finance leases	7.13%

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

Contractual maturities of lease liabilities as of June 30, 2023 were as follows:

Fiscal Year	Finance Leases	Operating Leases	Total
2024	$501	$2,062	$2,564
2025	276	2,046	2,322
2026	164	1,778	1,942
2027	2	1,528	1,530
2028 and thereafter	-	5,747	5,747
Total lease payments	942	13,162	14,104
Less: Interest	(81)	(2,338)	(2,419)
Present value of lease liabilities	$861	$10,824	$11,685

Other supplemental cash flow information related to leases were as follows:

For the six months ended June 30, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$833
Operating cash flows from finance leases	39
Financing cash flow from finance leases	290
Lease assets obtained in exchange for lease obligations:
Operating leases	128
Finance leases	27

The company doesn’t have any leasing transactions with related parties.

Note 8 – Income taxes

The Company recorded an income tax provision of $2.4 million for the six months ended June 30, 2023, compared to a provision of $3.1 million for the six months ended June 30, 2022. The effective tax rate, inclusive of discrete items, was a provision of 19.6% for the six months ended June 30, 2023, compared to a provision of 20.2% for the six months ended June 30, 2022. The effective tax rate differed from the federal statutory tax rate primarily due to state taxes, offset by the benefit associated with federal research and development credits.

Note 9 – Management of Financial Risks

The Company is exposed to various financial risks arising from its business activities. In particular, changes in interest rates and exchange rates can have a significant effect on the net assets, financial position and results of operations of the Company. In addition, the Company is exposed to credit risks, which result mainly from trade receivables, gross amounts due from customers for contract work and financial receivables from factoring. Liquidity risks also exist as a result of fluctuations in cash flows.

The Company has issued internal guidelines for risk controlling procedures, which govern the use of financial instruments and thereby include a clear segregation of duties with regard to the operative financing activities, their settlement and accounting, and the controlling of the financial instruments. The guidelines on which the Company's

Schenck Food and Performance Materials Business

A Business of Schenck Process Group

risk management processes are based and designed to identify and analyze the risks throughout the Company. They are furthermore designed to limit and control the risks appropriately, and to monitor them.

Credit risks

Credit risk is the risk of economic loss that arises when a counterparty fails to comply with its contractual payment obligations. The credit risk includes the direct risk of default due to a deterioration in the counterparty's liquidity situation associated with the risk of a concentration of individual risks. The Company has one customer that comprises approximately 15% of revenue for the six months ended June 30, 2023. Despite this concentration, the Company assesses that the associated credit risk is mitigated due to the Company being in a liability position with this customer, where the prepaid amount exceeds the value of work performed to-date. In the event of a non-payment, the Company retains the option to stop work on the contract and the cumulative funds received to-date surpass the corresponding costs incurred. The Company has no material concentration of credit risk or default risk, either with regard to customers or to individual countries.

For all business relationships providing the basis for primary financial instruments, the rule applies that, in order to minimize the default risk, collateral shall be demanded, credit reports or references be obtained or historical data relating to the past business relationship be used, particularly data regarding payment history, depending on the nature and amount of the respective transaction. Commensurate valuation allowances are recognized in order to factor in the identifiable default risks that cannot be excluded for individual receivables, as well as the company's general credit risk.

Liquidity risks

Liquidity risk is defined as the risk that arises when a company may be unable to fulfill its financial obligations. The Company counters this risk with a liquidity forecast based on a fixed planning horizon. The Company manages its liquidity by having sufficient liquid funds and bank credit lines available in addition to maintaining its cash flows from operating activities, primarily cash inflows from trade receivables.

Note 10 – Retirement Benefits

Defined Contribution Plans

The Company’s employee participates in defined contribution retirement plans. The Company has defined contribution plans in domestic and international locations under which the Company matches a portion of the employee’s contributions and may take discretionary contributions to the plans. The Company’s contributions were $2.7 million and $2.8 million for the six months ended June 30, 2023 and 2022, respectively.

Note 11 – Commitments and Contingencies

From time to time, we are involved in litigation, claims, government inquiries, investigations and proceedings, including but not limited to those relating to environmental exposures, intellectual property matters, personal injury claims, product liabilities, regulatory matters, commercial and government contract issues, employment and employee benefit matters, commercial or contractual disputes, and securities matters.

Although the ultimate outcome of any legal matter cannot be predicted with certainty, based on present information including our assessment of the merits of the particular claim, as well as our current reserves and insurance coverage, we do not expect that such legal proceedings will have any material adverse impact on our financial statements. However, there can be no assurance that an adverse outcome in any of proceedings will not result in material fines, penalties or damages, changes to the Company's business practices, loss of (or litigation with) customers or a material adverse effect on our financial statements.

Note 12 – Subsequent Events

Other than those described in the Notes to the Combined Financial Statements, no events have occurred after June 30, 2023, but before August 25, 2023, the date the Combined Financial Statements were issued, that require consideration as adjustments to, or disclosures in, the Combined Financial Statements.